Exhibit 99(a)

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                                  News Release

For Immediate Release:                                     For More Information,
May 24, 2006                                           Contact:  James H. Garner
                                                                    910-576-6171


                      First Bancorp Announces Cash Dividend



      TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend of 18 cents per share payable July 25, 2006 to shareholders of record as of June 30, 2006. The 18 cents per share dividend rate represents a 5.9% increase over the dividend rate declared in the same period of 2005.


      First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 62 branch offices, with 56 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has loan production offices in Wilmington, North Carolina and Blacksburg, Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

      Please visit our website at www.firstbancorp.com. For additional information, please contact:
                  Mr. James H. Garner
                  President & Chief Executive Officer
                  Telephone: (910) 576-6171